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FOR IMMEDIATE RELEASE - SEPTEMBER 4, 2003

Contacts: Mr. William J. Jessie
          President and Chief Operating Officer
          (606) 929-1256

     ASHLAND, KENTUCKY - Ashland Steel Liquidating Company, formerly known as Kentucky Electric Steel, Inc. (the "Company"), today announced it had completed the sale of substantially all of its assets to KES Acquisition Company, LLC ("KES Acquisition") for $2,650,000. The Bankruptcy Court entered an order approving the sale on August 20, 2003. The Company closed on the sale on September 2, 2003.

          The Company does not anticipate that any proceeds from the sale of its assets to KES Acquisition will be distributed to its general unsecured creditors or its stockholders. On August 12, 2003, the Company filed its proposed disclosure statement and liquidating plan of reorganization. The Bankruptcy Court will conduct a hearing on the Company's proposed disclosure statement on September 26, 2003.

          As previously reported, the Company shut down its production facilities and filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Kentucky on February 5, 2003, with the stated intention to facilitate the orderly sale of its assets.

          This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to economic uncertainty, the effects of vigorous competition, the impact of technological change on the steel business, and regulatory risks.